CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014	1,923,472	$10.00	$19,234,720	$2,204.30

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-4 of this term sheet and beginning on page S-13 of product supplement MITTS-5. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$19,234,720.00
Underwriting discount	$0.175	$336,607.60
Proceeds, before expenses, to BAC	$9.825	$18,898,112.40

Merrill Lynch & Co.
July 26, 2012

1,923,472 Units Pricing Date July 26, 2012 Currency Market Index Target-Term Securities® Settlement Date August 2, 2012 Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, Maturity Date July 29, 2014 due July 29, 2014 CUSIP No. 06051R634 $10 principal amount per unit Term Sheet No. 1008 Currency Market Index Target-Term Securities® The notes have a maturity of approximately two years The notes are linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure (the “Exchange Rate Measure”), which represents a long position in the Chinese renminbi relative to the U.S. dollar The notes provide 236.75% participation in increases in the value of the Exchange Rate Measure 100% principal protected at maturity against decreases in the value of the Exchange Rate Measure Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation No periodic interest payments No listing on any securities exchange Market Downside Protection

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Summary

The Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure (the “Exchange Rate Measure”), which tracks the value of an investment in the Chinese renminbi, based on the exchange rate of the Chinese renminbi relative to the U.S. dollar (the “Exchange Rate”).

The notes provide investors with a 236.75% participation rate in increases in the value of the Exchange Rate Measure from the Starting Value to the Ending Value. Investors should be of the view that the value of the Exchange Rate Measure will increase (that is, the Chinese renminbi will strengthen relative to the U.S. dollar) over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is limited to the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-5. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:	The Chinese Renminbi/U.S. Dollar Exchange Rate Measure, which tracks the value of an investment in the Chinese renminbi, based on the exchange rate of the Chinese renminbi relative to the U.S. dollar.
Initial Exchange Rate:	6.3381
Starting Value:	100.00
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the Exchange Rate for the Chinese renminbi relative to the U.S. dollar on that day, as described on page TS-6 under “The Exchange Rate Measure.” If it is determined that the scheduled calculation day is not a business day, or if the Exchange Rate is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-6.

Calculation Day:	July 22, 2014
Participation Rate:	236.75%
Minimum Redemption Amount:	$10.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-5.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Currency Market Index Target-Term Securities®	TS-2

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Hypothetical Payout Profile

This graph reflects the returns on the notes at maturity, based upon the Participation Rate of 236.75%, the Base Value of $10.00 and the Minimum Redemption Amount of $10.00. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only.

Your actual return will depend on the actual Ending Value and term of your investment.

Hypothetical Redemption Amounts

The table and examples below are for purposes of illustration only. They are based on hypothetical values, and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and the term of your investment.

The following table illustrates, for the Starting Value of 100.00 and a range of Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes (rounded to five decimal places); and

▪	the total rate of return to holders of the notes.

The table and examples below are based on the Participation Rate of 236.75%, the Base Value of $10.00 per unit and the Minimum Redemption Amount of $10.00000 (per unit).

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)		Total Rate of Return on the Notes
50.00		-50.00%	$10.00000		0.0000%
70.00		-30.00%	$10.00000		0.0000%
90.00		-10.00%	$10.00000		0.0000%
95.00		-5.00%	$10.00000		0.0000%
99.00		-1.00%	$10.00000		0.0000%
100.00	(2)	0.00%	$10.00000	(3)	0.0000%
105.00		5.00%	$11.18375		11.8375%
110.00		10.00%	$12.36750		23.6750%
115.00		15.00%	$13.55125		35.5125%
120.00		20.00%	$14.73500		47.3500%
125.00		25.00%	$15.91875		59.1875%
130.00		30.00%	$17.10250		71.0250%
135.00		35.00%	$18.28625		82.8625%
140.00		40.00%	$19.47000		94.7000%
145.00		45.00%	$20.65375		106.5375%
150.00		50.00%	$21.83750		118.3750%

(1)	The Redemption Amount per unit of the notes is based on the Participation Rate of 236.75%.

(2)	This is the Starting Value.

(3)	The Redemption Amount will not be less than the Minimum Redemption Amount of $10.00 per unit of the notes.

Example 1—The Ending Value is equal to 50.00:

Redemption Amount (per unit) = $10.00000 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2—The Ending Value is equal to 120.00:

Redemption Amount (per unit) =	$10 +	[	$10 × 236.75% ×	(120.00 – 100.00)	]	= $14.73500
100.00

Currency Market Index Target-Term Securities®	TS-3

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-5, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-5 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not reflect changes in the value of the Exchange Rate Measure prior to the calculation day.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of the U.S. dollar and the Chinese renminbi may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The Exchange Rate could be affected by the actions of the governments of China and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current Exchange Rate.

▪	Suspensions or disruptions of market trading in the Chinese renminbi and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in Chinese renminbi.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-57 of product supplement MITTS-5.

Additional Risk Factor

The exchange rate of the Chinese renminbi is currently managed by the Chinese government.

On July 21, 2005, the People’s Bank of China, with the authorization of the State Council of the People’s Republic of China, announced that the Chinese renminbi exchange rate would no longer be pegged to the U.S. dollar and would float within managed bands, which the People’s Bank of China resets daily.

The initial adjustment of the Chinese renminbi exchange rate occurred on July 21, 2005 and resulted in an approximate 2% revaluation from an exchange rate of 8.28 renminbi per U.S. dollar to 8.11 renminbi per U.S. dollar. As of the pricing date, the exchange rate was 6.3381 renminbi per U.S. dollar. On April 14, 2012, the People’s Bank of China announced that the daily trading price of the U.S. dollar against the renminbi in the interbank foreign exchange market will be allowed to float within a band of 1% (an increase from the prior band of 0.50%) around the central parity published by the People’s Bank of China, while the trading prices of the non-U.S. dollar currencies against the renminbi will be allowed to move within a certain band announced by the People’s Bank of China. The People’s Bank of China will announce the price of a foreign currency such as the U.S. dollar traded against the renminbi in the interbank foreign exchange market before the opening of the market each working day, and will make it the central parity for trading against the renminbi on that working day. The People’s Bank of China has stated that it will make adjustments to the renminbi exchange rate band when necessary according to market, economic, and financial developments.

The People’s Bank of China has indicated that an upward revaluation in the value of the Chinese renminbi against the U.S. dollar may be allowed; however, no assurances can be given that this will occur. Despite the change in its exchange rate regime, the Chinese government continues to manage the valuation of the renminbi and, as currently managed, its price movements may not contribute significantly to either an increase or decrease in the value of the Exchange Rate Measure. However, further changes in the Chinese government’s management of the renminbi could result in a significant movement in the U.S. dollar/renminbi exchange rate. A decrease in the value of the renminbi relative to the U.S. dollar, whether as a result of a change in the Chinese government’s management of the renminbi or for other reasons, would result in a decrease in the value of the Exchange Rate Measure.

Currency Market Index Target-Term Securities®	TS-4

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the Chinese renminbi will strengthen relative to the U.S. dollar over the term of the notes.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the Chinese renminbi will weaken relative to the U.S. dollar over the term of the notes.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations are hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to MITTS” beginning on page S-13 and “Use of Proceeds” on page S-28 of product supplement MITTS-5.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however, it is not obligated to engage in any such transactions.

Currency Market Index Target-Term Securities®	TS-5

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

The Exchange Rate Measure

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an investment in the Chinese renminbi, based on the Exchange Rate. The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the Chinese renminbi strengthens relative to the U.S. dollar) over the term of the notes.

The Exchange Rate is expressed as the number of Chinese renminbi for which one U.S. dollar can be exchanged. Accordingly, an increase in the Exchange Rate means that the Chinese renminbi has weakened relative to the U.S. dollar; a decrease in the Exchange Rate means that the Chinese renminbi has strengthened relative to the U.S. dollar.

If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (that is, the Chinese renminbi will strengthen relative to the U.S. dollar from the Initial Exchange Rate to the Final Exchange Rate).

The Initial Exchange Rate was, and the Final Exchange Rate will be, the number of Chinese renminbi for which one U.S. dollar can be exchanged, as reported by Reuters Group PLC (“Reuters”) on page SAEC, or any substitute page thereto, at approximately 9:15 a.m. in Beijing, China, on the pricing date or calculation date, as applicable.

If the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or if the Exchange Rate is not quoted on the applicable page indicated above on the scheduled calculation day (each, a “Non-Publication Event”), then the calculation agent will determine the Final Exchange Rate on the next applicable business day on which the Exchange Rate is so quoted. However, in no event will the determination of the Final Exchange Rate be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day prior to the maturity date.

If, following a Non-Publication Event and postponement as described above, the Exchange Rate remains not quoted on the final determination date, the Final Exchange Rate will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Final Exchange Rate on the final determination date in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the Exchange Rate and any other information that it deems relevant.

The Starting Value was set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal:

100 +	[	100 ×	(	Initial Exchange Rate – Final Exchange Rate	)	]
Final Exchange Rate

Any strengthening of the Chinese renminbi relative to the U.S. dollar will result in an increase in the Ending Value, while any weakening of the Chinese renminbi relative to the U.S. dollar will result in a decrease in the Ending Value.

The “Initial Exchange Rate” was determined on the pricing date.

The “Final Exchange Rate” will be determined on the calculation day, subject to postponement as described above.

Currency Market Index Target-Term Securities®	TS-6

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Hypothetical Calculations of the Ending Value

Set forth below are two examples of hypothetical Ending Value calculations (rounded to two decimal places), based on the Initial Exchange Rate of 6.3381, and assuming hypothetical Final Exchange Rates as follows.

Example 1:

Initial Exchange Rate:	6.3381
Hypothetical Final Exchange Rate:	4.7536

The hypothetical Ending Value would be 133.33, determined as follows:

Ending Value =	100 +	[	100 ×	(6.3381 – 4.7536)	]	= 133.33
4.7536

Example 2:

Initial Exchange Rate:	6.3381
Hypothetical Final Exchange Rate:	7.6057

The hypothetical Ending Value would be 83.33, determined as follows:

Ending Value =	100 +	[	100 ×	(6.3381 – 7.6057)	]	= 83.33
7.6057

Currency Market Index Target-Term Securities®	TS-7

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Historical Data on the Exchange Rates

The following table sets forth the high and low daily Exchange Rates from the first quarter of 2007 through the pricing date. The Exchange Rates were obtained from publicly available information on Bloomberg, L.P. The following table should not be taken as an indication of the future performance of the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

As described above, the Exchange Rate is expressed as the number of Chinese renminbi for which one U.S. dollar can be exchanged. As a result, the “High” values represent the strongest the U.S. dollar was relative to the Chinese renminbi for the given quarter, while the “Low” values represent the weakest the U.S. dollar was relative to the Chinese renminbi for the given quarter.

The Initial Exchange Rate is 6.3381 Chinese renminbi per U.S. dollar.

	High	Low
2007
First Quarter	7.8160	7.7269
Second Quarter	7.7350	7.6151
Third Quarter	7.6059	7.5036
Fourth Quarter	7.5276	7.3037

2008
First Quarter	7.3041	7.0116
Second Quarter	7.0185	6.8544
Third Quarter	6.8792	6.8113
Fourth Quarter	6.8872	6.8171

2009
First Quarter	6.8519	6.8270
Second Quarter	6.8373	6.8192
Third Quarter	6.8362	6.8259
Fourth Quarter	6.8311	6.8233

2010
First Quarter	6.8339	6.8256
Second Quarter	6.8333	6.7818
Third Quarter	6.8108	6.6873
Fourth Quarter	6.6917	6.6070

2011
First Quarter	6.6350	6.5483
Second Quarter	6.5477	6.4634
Third Quarter	6.4721	6.3781
Fourth Quarter	6.3852	6.2950

2012
First Quarter	6.3390	6.2938
Second Quarter	6.3705	6.2774
Third Quarter (through the pricing date)	6.3885	6.3475

Currency Market Index Target-Term Securities®	TS-8

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

The following graph sets forth the monthly historical values of the Exchange Rate Measure from January 1, 2007 through the June 29, 2012, based upon historical Exchange Rates as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2006 and the value of the Exchange Rate Measure as of the end of each month is based upon the Ending Value as of the end of that month, calculated as described in the section “The Exchange Rate Measure” above. This historical data on the Exchange Rate as reported by Bloomberg L.P. is not necessarily indicative of the future performance of the Exchange Rate or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency Market Index Target-Term Securities®	TS-9

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-57 of product supplement MITTS-5, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-5.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Currency Market Index Target-Term Securities®	TS-10

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Tax Accrual Table. The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 2.3288% per annum (compounded semi-annually) that we established for the notes. The table reflects the expected issuance of the notes on August 2, 2012 and the scheduled maturity date of July 29, 2014. This tax accrual table is based upon a projected payment schedule per $10.0000 principal amount of the notes, which would consist of a single payment of $10.4719 at maturity. This information is provided solely for tax purposes and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
August 2, 2012 to December 31, 2012	$0.0964	$0.0964
January 1, 2013 to December 31, 2013	$0.2365	$0.3329
January 1, 2014 to July 29, 2014	$0.1390	$0.4719

Projected Redemption Amount = $10.4719 per unit of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-57 of product supplement MITTS-5.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Currency Market Index Target-Term Securities®	TS-11

Currency Market Index Target-Term Securities® Linked to the Chinese Renminbi/U.S. Dollar Exchange Rate Measure, due July 29, 2014

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-5 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146696/d327968d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

“Market Index Target-Term Securities®” and “MITTS®” are our registered service marks.

Currency Market Index Target-Term Securities®	TS-12